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                                                                    Exhibit 23.3


The Board of Directors
Hatten Communications Holding Company, Inc. and
Connecticut Mobilecom, Inc.:

We consent to the inclusion of our report dated June 20, 1997, with respect to the consolidated balance sheets of Hatten Communications Holding Company, Inc. and subsidiaries as of April 30, 1997 and 1996, and the related consolidated statements of operations, stockholder's deficit, and cash flows for each of the years in the two-year period ended April 30, 1997, which report appears in Form S-1 (No. 333-38381) of USN Communications, Inc.

As discussed in note 12, the Company executed a recapitalization of its stock and a refinancing of its existing debt on May 23, 1997.

We consent to the inclusion of our report dated January 16, 1998, with respect to the balance sheet of Connecticut Mobilecom, Inc. as of April 30, 1995, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended, which report appears in Form S-1 (No. 333-38381) of USN Communications, Inc.

We consent to the reference to our firm under the heading "Experts" in this registration statement.


                                                   /s/ KPMG Peat Marwick LLP

                                                   KPMG Peat Marwick LLP


Providence, Rhode Island
January 29, 1998